Exhibit 99.1
CONTACT: INVESTOR RELATIONS
Henry R. Mandell, CEO
Spatializer Audio Laboratories, Inc.
408-453-4180 Ext.201
investor@spatializer.com
For release at 8 a.m. EST
SPATIALIZER AUDIO LABORATORIES, INC. REPORTS
CONTINUED GROWTH AND PROFITABILITY
Revenues Increase 32% Over the Prior Year
     San Jose, Calif., November 7, 2005 - Spatializer Audio Laboratories, Inc. (OTC Bulletin Board: SPAZ) today announced financial results for the third quarter ended September 30, 2005.
     Revenues increased to $271,000 for the quarter ended September 30, 2005 compared to $205,000 for the quarter ended September 30, 2004, an increase of 32%. Revenues in the nine months ended September 30, 2005 were $1,032,000, compared to revenues of $611,000 in the comparable period last year, an increase of 69%.
     Net Income was $37,000 for the quarter ended September 30, 2005; $0.00 basic and diluted per share, compared to net loss of $81,000, ($0.00) per share basic, for the quarter ended September 30, 2004. Net income in the nine months ended September 30, 2005 was $104,000, $0.00 basic and diluted per share, compared with net loss of ($328,000) ($0.01) basic per share in the comparable period last year.
     At September 30, 2005, the Company had $674,000 in cash and cash equivalents as compared to $871,000 at December 31, 2004. Working capital was $739,000 at September 30, 2005 as compared with working capital of $603,000 at December 31, 2004
     The increase in revenue for the three and nine month periods resulted from the greater usage of our technology in cellular phones and expansion of revenue from a key consumer electronics manufacturer. However, current operating results are not indicative of future performance.
     “We are gratified to have generated revenue growth and profitability in a rough operating environment,” stated Henry R. Mandell, chairman and chief executive officer. “Revenue traction remains difficult to achieve and we remain dependent upon our licensees’ marketing plans, timing of licensees’ new product launches as well as market acceptance of their products. For example, the launch of a new portable audio player by a new licensee, which we expected to be shipping now, has been delayed until the first quarter of 2006. Revenue from the initial Samsung license pre-payment has been fully recognized in the third quarter of 2005 and future revenue from this license will be based on the sales volume of these chips by Samsung, the timing of such shipments and the marketing strategy employed by Samsung. As such, we do not foresee additional revenue, which comprised 21% of our third quarter revenue, from this license in the fourth quarter, at the very least.”
     Mandell concluded, “The fourth quarter is traditionally a relatively stronger quarter than others and our lean organization structure is designed to allow us to operate in dynamic environments. We’ve made changes to and expanded our international sales organization throughout the year and we expect to see the benefits of this initiative. Interest in our technology remains high and the challenge now is to convert this interest into action, in the form of revenue generating licenses, with the resources we have at our disposal.”
About Spatializer
Spatializer Audio Laboratories Inc. is a leading developer, licensor and marketer of next-generation technologies for the consumer electronics, computing and mobile handset markets. The company’s advanced audio technology is incorporated into products from global brand leaders including Toshiba, Sanyo and Sharp , among others. Spatializer stock is traded on the OTC Bulletin Board under the symbol: SPAZ. The company is headquartered in San Jose, CA, with executive offices in Westlake Village, CA and representative offices throughout the Asia Pacific region. Further information may be obtained from the company’s web site, www.spatializer.com, Spatializer SEC filings, and by contacting the company’s Investor Relations Department at 408-453-4180 or by writing to investor@spatializer.com.
Safe Harbor Act Statement Under the Private Securities Litigation Reform Act of 1995: Certain information in this news release, including the comments by Mr. Mandell in this press release are forward looking statements that are based on management’s belief, as well as assumptions made by, and information currently available to management. While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s financial goals will be realized. Numerous uncertainties and risk factors may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company. These uncertainties and risk factors include, but are not limited to intense competition and pricing pressure, complete dependence on product shipments of third-party licensees and the timing and execution of their marketing plans, delay in revenue streams due to delays in new product development, fluctuating operating results and its effect on sustainable operations, the availability of additional capital, and other risks detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission.
NOTE: Desper Products Inc. is a wholly owned subsidiary of Spatializer Audio Laboratories Inc. Spatializer(r) and the circle-in-the-square device are registered trademarks of Desper Products Inc. All other trademarks are the property of their respective owners. Copyright (c) 2005 Spatializer Audio Laboratories, Inc.
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SPATIALIZER AUDIO LABORATORIES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2005	2004
	(unaudited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$674,427	$871,155
Accounts Receivable, net	187,353	325,712
Prepaid Expenses and Deposits	42,280	70,940

Total Current Assets	904,060	1,267,807

Property and Equipment, net	22,469	29,527
Intangible Assets, net	141,256	166,710

Total Assets	$1,067,785	$1,464,044

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Note Payable	36,361	66,252
Accounts Payable	25,703	71,873
Accrued Wages and Benefits	44,940	50,446
Accrued Professional Fees	22,500	20,000
Accrued Commissions	34,255	32,182
Accrued Expenses	984	32,979
Deferred Revenue		391,395

Total Current Liabilties	164,743	665,127

Commitments and Contingencies

Series B-1, Redeemable Convertible Preferred shares, $.01 par value, 1,000,000 shares authorized, 118,351 shares issued and outstanding at September 30, 2005 and December 31, 2004	1,182	1,182
Shareholders’ Equity:
Common shares, $.01 par value, 65,000,000 shares authorized, 46,975,365 shares issued and outstanding at September 30, 2005 and December 31, 2004.	469,754	469,754
Additional Paid-In Capital	46,428,866	46,428,866
Accumulated Deficit	(45,996,760)	(46,100,885)

Total Shareholders’ Equity	901,860	797,735

	$1,067,785	$1,464,044

See notes to consolidated financial statements

SPATIALIZER AUDIO LABORATORIES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Month Period Ended		For the Nine Month Period Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
Revenues:
Royalty Revenues	$270,914	$205,324	$1,031,777	$610,863

	270,914	205,324	1,031,777	610,863
Cost of Revenues	12,752	26,114	89,514	61,252

Gross Profit	258,162	179,210	942,263	549,611
Operating Expenses:
General and Administrative	116,539	155,268	457,463	528,181
Research and Development	62,068	93,842	244,717	295,630
Sales and Marketing	45,356	11,484	140,810	46,962

	223,963	260,594	842,990	870,773

Operating (Loss)	34,199	(81,384)	99,273	(321,162)
Interest and Other Income	3,376	744	9,992	2,633
Interest and Other Expense	(1,030)	(1,936)	(5,140)	(8,702)

	2,346	(1,192)	4,852	(6,069)

Income (Loss) Before Income Taxes	36,545	(82,576)	104,125	(327,231)
Income Taxes	—	2,000	—	(400)

Net Income (Loss)	$36,545	$(80,576)	$104,125	$(327,631)

Basic and Diluted Earnings Per Share	$0.00	$(0.00)	$0.00	$(0.01)

Weighted Average Shares Outstanding	46,975,365	46,975,365	46,975,365	46,975,365

See notes to consolidated financial statements
See notes to the financial statements
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